Exhibit 99.6

CONSENT OF MARK J. PARRELL

ECM Realty Trust, Inc. (the “Company”) intends to file a Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) registering its shares of common stock for issuance in its initial public offering.  As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person who has agreed to serve as a director of the Company beginning immediately after the closing of the offering.

Dated: November 21, 2010

/s/ Mark J. Parrell
Name: Mark J. Parrell